Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Incentive Plan of The Clorox Company, of our reports dated August 16, 2016, with respect to the consolidated financial statements and schedule of The Clorox Company and the effectiveness of internal control over financial reporting of The Clorox Company included in its Annual Report (Form 10-K) for the year ended June 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California
August 16, 2016